Exhibit 99.1

Infinity Provides Company Update and Reports Third Quarter 2017 Financial Results

– Late-Breaking Abstract Reporting Clinical and Translational Data from Completed Monotherapy Dose-Escalation Component of Phase 1/1b Study of IPI-549 in Patients with Advanced Solid Tumors to be Presented During Oral New Agents Session at SITC –

– Company to Host Investor and Analyst Reception Friday, November 10, 2017, at SITC –

Cambridge, Mass. – November 7, 2017 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its third quarter 2017 financial results and provided an update on the company, including its progress with IPI-549, an oral immuno-oncology product candidate that selectively inhibits phosphoinositide-3-kinase-gamma (PI3K-gamma). Infinity is evaluating IPI-549 as a monotherapy and in combination with Opdivo® (nivolumab), a PD-1 immune checkpoint inhibitor, in a four-part Phase 1/1b study in patients with advanced solid tumors. In preclinical studies, IPI-549 reprograms macrophages from a pro-tumor, M2, to an anti-tumor, M1, phenotype and is able to overcome resistance to checkpoint inhibition as well as to enhance the activity of checkpoint inhibitors.1,2 IPI-549 is believed to be the only selective PI3K-gamma inhibitor in clinical development.

On November 10, 2017, a late-breaking abstract summarizing data from the recently completed monotherapy dose-escalation component of the study will be presented at the 2017 Society for Immunotherapy of Cancer (SITC) Annual Meeting taking place in National Harbor, MD. The presentation, which will be made during an oral session on new agents, will include an analysis of the safety, activity, pharmacokinetics and pharmacodynamics of IPI-549 in 19 patients who received once daily (QD) doses of IPI-549 ranging from 10 mg to 60 mg. Initial translational data describing how inhibiting PI3K-gamma may elicit an immune response and identifying potential biomarkers of immune response will also be presented. In August, Infinity announced that the company designated the 60 mg QD dose for evaluation in the monotherapy expansion component of the study, which is now under way.

“We are looking forward to sharing the full data from the completed monotherapy dose escalation component of our study later this week at the SITC Annual Meeting. In addition to reporting on the safety and activity of IPI-549 monotherapy, for the first time we will present initial translational data from patients treated with IPI-549 as a monotherapy that can help us better understand how IPI-549 may activate an immune response,” stated Adelene Perkins,

Infinity’s chair and chief executive officer. “Patient enrollment in the monotherapy expansion component of the study is progressing very well, and we expect to initiate the combination expansion portion of the study by the end of this year, positioning us for data readouts from the monotherapy expansion cohort as well as data from the combination dose escalation and disease-specific expansion cohorts, all in the first half of 2018.”

The Phase 1/1b study of IPI-549 is designed to evaluate the safety, tolerability, pharmacokinetics, pharmacodynamics and activity of IPI-549 as a monotherapy and in combination with the approved dose of Opdivo in approximately 200 patients with advanced solid tumors. The study includes four components: monotherapy dose escalation, combination therapy dose escalation, monotherapy expansion and combination expansion. The combination expansion will include multiple cohorts designed to evaluate IPI-549 in patients with specific types of cancer, including patients with non-small cell lung cancer (NSCLC), melanoma, and head and neck squamous cell carcinoma (HNSCC) whose tumors show initial resistance or subsequently develop resistance to immune checkpoint blockade therapy. Additionally, the combination expansion component will also evaluate a cohort of patients with triple negative breast cancer (TNBC) who have not been previously exposed to anti-PD-1 or anti-PD-L1 therapy.

Based on progress made during 2017, Infinity expects to achieve the following IPI-549 data milestones in 2018:

•	Report data from the monotherapy expansion component of the study in the first half of 2018

•	Report data from the combination dose-escalation component of the study in the first half of 2018

•	Report initial data from the combination expansion component of the study in the first half of 2018, with more mature data from the combination expansion in the second half of 2018

“We are also focused on maintaining strong fiscal discipline and anticipate that we have cash runway into the first quarter of 2019, allowing us to generate safety and activity data on all four components of our Phase 1/1b study of IPI-549,” commented Lawrence Bloch, M.D., J.D., president of Infinity. “We also have the potential to receive a future $22 million payment from Verastem upon the first regulatory approval of duvelisib, which we out-licensed in 2016, that could further strengthen our financial profile.”

Recent Corporate Developments

•	$6.0 million payment received from Verastem: In October, Infinity received a $6.0 million cash payment from Verastem, Inc. The payment was made following the determination that the Phase 3 DUO clinical study evaluating the efficacy and safety of duvelisib in patients with relapsed or refractory chronic lymphocytic leukemia or small lymphocytic lymphoma met certain pre-specified criteria at completion. Infinity out-licensed duvelisib to Verastem in November 2016.

Verastem recently provided guidance that it plans to submit a new drug application for duvelisib in the first quarter of 2018. Infinity is entitled to receive a $22 million payment from Verastem upon the first regulatory approval for duvelisib inside or outside the U.S.

Recent Clinical Developments

•	IPI-549 selected for an oral presentation at SITC Annual Meeting: In October, Infinity announced that a late-breaking abstract describing new data for IPI-549 was selected for presentation during an oral session on new agents at the SITC Annual Meeting. The abstract, “Monotherapy dose escalation clinical and translational data from first-in-human study in advanced solid tumors of IPI-549, an oral, selective, PI3K-gamma inhibitor targeting tumor macrophages” (Abstract O43), will be presented on Friday, November 10, 2017, from 2:15 p.m. – 2:30 p.m. ET. The lead author and presenter is David Hong, M.D., Deputy Chair, Department of Investigational Cancer Therapeutics, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center, Houston, TX. An identically titled accompanying poster will also be presented on Friday, November 10, 2017, from 12:30 p.m. – 2:00 p.m. ET and 6:30 p.m. – 8:00 p.m. ET.

Additionally, a clinical trials in progress poster, “Phase 1/1b, first-in-human study of the PI3K-gamma inhibitor IPI-549 as monotherapy and combined with nivolumab in patients with advanced solid tumors” (Abstract P219), will be presented on Friday, November 10, 2017, from 12:30 p.m. – 2:00 p.m. ET and 6:30 p.m. – 8:00 p.m. ET. The lead author on the poster is Antoni Ribas, M.D., Ph.D., Parker Institute Center Director at the University of California, Los Angeles (UCLA).

Infinity will host a reception for investors and analysts on Friday, November 10, 2017, from 6:00 a.m. to 8:00 a.m. ET to discuss the clinical development of IPI-549, including a review of data from the ongoing clinical study. The presentation portion of the reception will be webcast live beginning at 6:30 a.m. ET. The webcast and accompanying slides will be available in the “investors/media” section of the company’s website, www.infi.com. A replay of the event will also be available.

•	Expanded clinical collaboration with Bristol-Myers Squibb: In September, Infinity announced that it expanded its existing clinical collaboration with Bristol-Myers Squibb evaluating IPI-549 in combination with Opdivo to include patients with TNBC who have not been previously exposed to anti-PD-1 or anti-PD-L1 therapy. The TNBC cohort will be part of the combination expansion component of the Phase 1/1b study.

•	Phase 1/1b study of IPI-549 advancing: The company is continuing to advance the Phase 1/1b study of IPI-549 both as a monotherapy and in combination with Opdivo in patients with solid tumors. Infinity has completed an evaluation of escalating monotherapy doses of IPI-549 ranging from 10 mg QD to 60 mg QD and selected the 60 mg dose for evaluation in the monotherapy expansion component of the study. Dose escalation evaluating IPI-549 40 mg QD in combination with Opdivo is ongoing, and Infinity expects to initiate the combination expansion component of the study by the end of 2017.

Third Quarter 2017 Financial Results

•	At September 30, 2017, Infinity had total cash, cash equivalents and available-for-sale securities of $55.6 million, compared to $66.2 million at June 30, 2017. The September 30, 2017 cash and investments balance excludes the $6.0 million payment from Verastem, which Infinity received in October 2017.

•	Revenue for the third quarter of 2017 was $6.0 million, all of which related to the amounts due from Verastem for the DUO study meeting the pre-specified criteria at completion. Infinity did not record any revenue during the third quarter of 2016.

•	Research and development (R&D) expense for the third quarter of 2017 was $9.3 million, compared to $12.8 million for the same period in 2016. The decrease in R&D expense was related to the company’s 2016 restructuring activities, partially offset by the $6.0 million convertible note issued to Takeda in exchange for eliminating Infinity’s royalty obligation to Takeda for selective inhibitors of PI3K gamma, including IPI-549.

•	General and administrative (G&A) expense was $4.5 million for the third quarter of 2017 compared to $7.1 million for the same period in 2016. The decrease in G&A expense was primarily due to the company’s 2016 restructuring activities.

•	Net loss for the third quarter of 2017 was $7.1 million, or a basic and diluted loss per common share of $0.14, compared to net loss of $19.5 million, or a basic and diluted loss per common share of $0.39, for the third quarter of 2016.

Cash and Investments Outlook

Infinity’s 2017 financial outlook remains as follows:

•	Net loss: Infinity expects net loss for 2017 to range from $40 million to $50 million.

•	Cash and Investments: Infinity expects to end 2017 with a cash, cash equivalents and available-for-sale securities balance ranging from $40 million to $50 million.

Based on its current operational plans, Infinity expects that its cash, cash equivalents and available-for-sale securities at September 30, 2017, will be adequate to satisfy the company’s capital needs into the first quarter of 2019. The company’s financial outlook excludes additional funding or business development activities.

Conference Call Information

Infinity will host a conference call today, November 7, 2017, at 8:30 a.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the “Investors/Media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 97100725. An archived version of the webcast will be available on Infinity’s website for 60 days.

About the IPI-549 and the Ongoing Phase 1 Study

IPI-549 is an investigational, orally administered immuno-oncology development candidate that selectively inhibits PI3K-gamma. In preclinical studies, IPI-549 reprograms macrophages from a pro-tumor, M2, to an anti-tumor, M1, phenotype and is able to overcome resistance to checkpoint inhibition as well as to enhance the activity of checkpoint inhibitors.1,2 As such, IPI-549 may have the potential to treat a broad range of solid tumors and represents a potentially complementary approach to restoring anti-tumor immunity in combination with other immunotherapies such as checkpoint inhibitors.

The ongoing Phase 1/1b study being conducted by Infinity is designed to evaluate the safety, tolerability, activity, pharmacokinetics and pharmacodynamics of IPI-549 as a monotherapy and in combination with Opdivo in approximately 200 patients with advanced solid tumors.3 The four-part study includes monotherapy and combination dose-escalation components, in addition to monotherapy expansion and combination expansion components. Patient enrollment is complete in monotherapy dose-escalation, and monotherapy expansion is ongoing. Combination dose-escalation is also ongoing, and combination expansion is expected to begin by the end of 2017.

The combination expansion component includes multiple cohorts designed to evaluate IPI-549 in patients with specific types of cancer, including patients with non-small cell lung cancer (NSCLC), melanoma, and head and neck squamous cell carcinoma (HNSCC) whose tumors show initial resistance or subsequently develop resistance to immune checkpoint blockade therapy. This combination expansion component will now also add a cohort of patients with triple negative breast cancer (TNBC) who have not been previously exposed to immune checkpoint blockade therapy. Although there has been great progress in the treatment of cancer, there remains a need for additional treatment options. NSCLC, melanoma, HNSCC and TNBC account for more than 22 percent of all new cancer cases in the U.S.4,5

IPI-549 is an investigational compound and its safety and efficacy has not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity

Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing IPI-549, an oral immuno-oncology development candidate that selectively inhibits PI3K-gamma. A Phase 1 study in patients with advanced solid tumors is ongoing. For more information on Infinity, please refer to Infinity’s website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of PI3K-gamma selective inhibition and IPI-549, alone and in combination with checkpoint inhibitors, including Opdivo® (nivolumab); clinical trial plans regarding IPI-549; plans to report clinical data of IPI-549; the potential receipt and benefits of the $22 million payment from Verastem; 2017 financial guidance; and the company’s ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that IPI-549 will successfully complete necessary preclinical and clinical development or that any positive developments in Infinity’s product portfolio or other strategic options Infinity may pursue will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or Verastem to fully perform under the license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop IPI-549; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for IPI-549. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 7, 2017, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

OPDIVO® is a registered trademark of Bristol-Myers Squibb.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30, 2017	December 31, 2016
Cash, cash equivalents and available-for-sale securities	$55,575	$92,064
Other current assets	8,364	9,596
Property and equipment, net	309	23,424
Other long-term assets	23	571

Total assets	$64,271	$125,655

Note payable	$6,000	$—
Other current liabilities	4,871	23,863
Financing obligation, less current portion	—	19,149
Other long-term liabilities	26	189
Total stockholders’ equity	53,374	82,454

Total liabilities and stockholders’ equity	$64,271	$125,655

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Collaboration revenue	$6,000	$—	$6,000	$18,723
Operating expenses:
Research and development	9,338	12,814	17,278	104,949
General and administrative	4,505	7,120	17,147	33,648

Total operating expenses	13,843	19,934	34,425	138,597
Gain on AbbVie Opt-Out	—	—	—	112,216

Loss from operations	(7,843)	(19,934)	(28,425)	(7,658)
Other income (expense):
Interest expense	(287)	(305)	(890)	(921)
Other expense	—	—	(6,882)	—
Investment and other income	1,026	741	1,663	1,408

Total other income (expense)	739	436	(6,109)	487

Net loss	$(7,104)	$(19,498)	$(34,534)	$(7,171)

Basic and diluted loss per common share:	$(0.14)	$(0.39)	$(0.68)	$(0.15)

Basic and diluted weighted average number of common shares outstanding:	50,635,828	49,583,776	50,505,783	49,448,725

Contact:

Jaren Irene Madden, Senior Director,

Investor Relations and Corporate Communications

Jaren.Madden@infi.com

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[1]	Kaneda, M., Messer, K., Ralainirina, N., Li, H., et al. PI3Kg is a molecular switch that controls immune suppression. Nature, 2016 Nov;539:437–442.
[2]	De Henau, O., Rausch, M., Winkler, D., Campesato, L., et al. Overcoming resistance to checkpoint blockade therapy by targeting PI3Kg in myeloid cells. Nature, 2016 Nov;539:443-447.
[3]	www.clinicaltrials.gov, NCT02637531.
[4]	American Cancer Society, Cancer Facts and Statistics 2017, http://www.cancer.org/research/cancerfactsstatistics/cancerfactsfigures2016/index and http://www.cancer.org/cancer/skincancer-melanoma/detailedguide/melanoma-skin-cancer-key-statistics, Last Accessed September 22, 2017.
[5]	Conquer Cancer Foundation, Head and Neck Cancer Statistics, http://www.cancer.net/cancer-types/head-and-neck-cancer/statistics, Last Accessed September 22, 2017.